Exhibit 4.11

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 20, 2006 is among Metals USA International Holdings, Inc., a Delaware corporation, (the “Additional Subsidiary Guarantor”) and a direct subsidiary of Metals USA, Inc. (or its permitted successor) (the “Company”), the Company, Flag Intermediate Holdings Corporation, a Delaware corporation (“Holdings”), Wells Fargo Bank, N.A., as trustee under the Indenture (the “Trustee”) and Wells Fargo Bank, N.A., as notes collateral agent under the Indenture (the “Notes Collateral Agent”).

W I T N E S S E T H:

WHEREAS the Company, Holdings and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 30, 2005, and as supplemented November 30, 2005 and March 30, 2006, providing for the issuance of 11 1/8% Senior Secured Notes Due 2015 (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances the Company will cause the Additional Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 9.01(iv) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1.    Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2.    Guarantees. The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally and irrevocably guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 11) and the Notes.

SECTION 3.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.    Trustee Makes No Representation. The Trustee makes no representation as to the validity, sufficiency, or enforceability of this Supplemental Indenture, or any of the recitals, statements or agreements herein contained.

SECTION 6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7.    Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

METALS USA, INC.

By:	/s/ John A. Hageman
Name: John A. Hageman
Title: Sr. Vice President and Secretary

METALS USA INTERNATIONAL HOLDINGS, INC.

By:	/s/ John A. Hageman
Name: John A. Hageman
Title: Vice President and Secretary

FLAG INTERMEDIATE HOLDINGS CORPORATION

By:	/s/ John A. Hageman
Name: John A. Hageman
Title: Sr. Vice President

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

WELLS FARGO BANK, N.A., as Notes Collateral Agent

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President